Exhibit 99.1

For Immediate Release

CNO Financial Group Names Joel Koehneman as Chief Accounting Officer

CARMEL, Ind., Jan. 3, 2025 – CNO Financial Group, Inc. (NYSE: CNO) has named Joel Koehneman as Chief Accounting Officer, effective January 21, 2025. He will report to Chief Financial Officer Paul McDonough.

“Joel brings extensive experience in public accounting to CNO. He spent 16 years in the audit practice of PricewaterhouseCoopers (PwC), primarily focused on life insurance clients, including serving as lead Director on two life insurance company audits,” said McDonough. “His leadership and technical skills, along with his comprehensive knowledge of our products and markets, including Bermuda, and his alignment with the CNO mission will be key strengths for the company as we continue to advance our strategic growth initiatives. We are very pleased to welcome Joel to CNO.”

Over the past year, Koehneman served as a Finance Director at CDW Corporation. He earned a bachelor’s degree in accountancy and a master’s degree in accounting science, both from the University of Illinois, and he is a Certified Public Accountant.

Koehneman succeeds Michellen Wildin, who is expected to remain with the company through April 1, 2025, to support the transition.

About CNO Financial Group

CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $38 billion in total assets. Our 3,500 associates, 4,800 exclusive agents and more than 5,000 independent partner agents guide individuals, families, and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

(News Media) Valerie Dolenga Valerie.Dolenga@CNOinc.com

(Investors) Adam Auvil Adam.Auvil@CNOinc.com

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